Shareholder Letter Fo od K ar m a Pr oj ec tsQ3 2024 Nov 7, 2024

Quarterly Highlights

Net revenue of $77.8 million was above the outlook range for the third quarter.

Creator acquisition improved following the introduction of the free tier in September.

Consumer reach totaled over 93 million average monthly active users with paid ticket volume at 19.7 million in the third quarter.

Net Revenue



$82M
$78M
(5%)
Y/Y
Q3
2023
Q3
2024

Gross Ticket Sales



$892M
$795M
(11%)
Y/Y
Q3
2023
Q3
2024

Net Loss [1]
($3.8M)

Adjusted EBITDA [1][2]
$5.3M

Paid Tickets



23M
20M
(14%)
Y/Y
Q3
2023
Q3
2024

Net Revenue Per Ticket



$3.57
$3.94
+10%
Y/Y
Q3
2023
Q3
2024

Paid Creators
163.2K
(12%) Y/Y

Paid Buyers
9.7M
(12%) Y/Y

(1) Includes reduction in force expenses totaling $5.4 million in the third quarter.
(2) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q3 2024 Shareholder Letter

Page 2

Dear Eventbrite Shareholder, We delivered third-quarter revenue results that exceeded our outlook. Perhaps more importantly, we began to see significant improvement in creator acquisition following the changes we made to our pricing and packaging in September. Returning to growth in our core ticketing business is our top priority, and we are pulling multiple levers across product, marketing, sales, and service to win creators, attract consumers, and drive ticket volume. While we anticipate that it will take time to return to our desired growth trajectory, the early results we are seeing bolster our confidence in our game plan. In the first phase of our plan, we expanded our free tier in early September, allowing all creators to publish unlimited events of any size with no upfront fees. Year-to-year comparisons in creator acquisition, new creator event volume, and ticket transactions from new creators have improved across both free and paid events and our returning creator base is now trending consistently with historical patterns. Over time, we believe that progress on creator acquisition will drive improved growth among returning creators and benefit overall ticketing performance. Likewise, the positive impact on free event activity is expected to drive consumer engagement and reach, which play an important role in the flywheel effect of our two-sided marketplace. Beyond the changes to pricing, we are purposefully pursuing the event types and categories that most energize our marketplace. Our data shows that consumers remain excited about highly-curated immersive experiences, including local tours, themed museums, and interactive playscapes. Food Karma Project Food Karma Project After decades spent operating restaurants in New York City, Jimmy Carbone was looking for new ways to support rising chefs and connect them with members of their community. Carbone founded Food Karma Projects in 2010, organizing a series of annual culinary events and competitions — including Pig Island NYC™, Rib King NYC™, and CiderFeast™ — where chefs and restaurants serve delicious bites to attendees, accompanied by curated beverages. “Our events are primarily about grassroots community building and networking for everyone involved,” Carbone explains. “They reflect our belief that strong communities are thriving communities.” In the 13 years that Food Karma Projects has ticketed via Eventbrite, the production company has expanded beyond its hometown of NYC, hosting tasty events in Boston, Denver, and Portland. As Carbone’s slate of events has increased, Eventbrite has helped foodies discover these community- focused feasts — in 2023, Eventbrite drove 56% of Food Karma Projects’ ticket sales. “Successfully managing large events involves paying attention to a lot of moving parts,” says Carbone, but allowing Eventbrite to handle ticketing means one less thing to worry about. Page 3Eventbrite Q3 2024 Shareholder Letter

To better serve these creators, expand our addressable market, and bring more consumers into our marketplace, we fully rolled out our new timed entry functionality last month. This enhanced capability provides creators with greater control over how they manage the flow of attendees across multiple same-day time slots and simplifies the end-to-end experience for ticketing these types of experiences. We are encouraged by the uptake of our timed entry feature among existing creators and we are securing new strategic event inventory with timed entry via both our sales and self-sign-on channels. Since the beta launch in August, this feature has already generated nearly 400,000 tickets.



9:41
eventbrite
Manage dates and times
January 2024
+ Add a date
JANUARY
TUE 10 January 30 time slots $18-36 5:30pm 6:00pm 6:30pm +22
TUE 17 January 30 time slots $18-36 5:30pm 6:00pm 6:30pm +22
TUE 24 January 30 time slots $18-36 5:30pm 6:00pm 6:30pm +22
TUE 31 January 30 time slots $18-36 5:30pm 6:00pm 6:30pm +22
FEBRUARY
TUE 4 January 30 time slots $18-36 5:30pm 6:00pm 6:30pm +22
TUE January 30 time slots $18-36

New Timed Entry feature showcasing available tickets over multiple time slots within the same day



Nasstive

Founded in 2009 by nightlife pioneer Jason Kuska, Nasstive Entertainment has transformed the bar crawl experience across the United States. Featuring guided club crawls, and self-guided holiday bar crawls, their events attract thousands of participants each year.

Nasstive partnered with Eventbrite Ads, leveraging top placements to drive visibility and engagement. This initiative led to remarkable results, including a 5.6x return on advertising spend during their 2023 New Year's Eve celebrations. Jason attributes much of their success to Eventbrite's robust marketing tools, stating, "Our Eventbrite listings show up first in Google search results."

With 3.5k followers on their organizer profile, Nasstive's effective use of data and strategic experimentation ensures they remain leaders in the nightlife space. As Jason continues to refine their approach, Eventbrite remains a vital partner in their journey, enhancing both ticket sales and brand recognition.

Eventbrite Q3 2024 Shareholder Letter

Page 4

Business Update While we are encouraged by trends following the introduction of the free tier in September, paid ticket volumes remained under pressure in the third quarter, down 14% year-over-year. The introduction of organizer fees last year continued to impact the event inventory available in our marketplace as well as paid ticket volume in the third quarter, and we’ve taken clear steps to address that dynamic. Returning to a pricing model that enables creators to publish their events on the Eventbrite marketplace for free – with revenue earned by Eventbrite when consumers purchase tickets – aligns our economics with our creators’ business objectives, centering both on driving paid ticket volume. For creators seeking enhanced event marketing capabilities, we continue to offer our subscription-based Pro plan, which includes enhanced marketing tools designed to drive incremental ticket sales. Despite the paid ticket volume headwind, focused execution enabled us to deliver third-quarter Net Revenue of $77.8 million, which exceeded our outlook of $74 million to $77 million. Increases in Eventbrite Ads revenue and better- than-expected retention on the Pro plan helped partially offset an 11% year-to- year decline in ticketing revenue in the quarter. In addition to the strategic initiatives we are executing, we are operating the business with strong financial discipline, which enabled us to deliver improving bottom-line results. Our net loss of ($3.8) million in the third quarter, which includes the impact of $5.4 million in expenses related to the reduction in force we announced in August, compared to a ($9.9) million net loss a year ago. In the third quarter, we began to realize expense savings associated with the cost reductions. While Adjusted EBITDA of $5.3 million for the quarter was down 17% from a year ago, this included the above-mentioned $5.4 million in severance and related costs. Excluding the third quarter impact of reduction in force costs, our Adjusted EBITDA margin for the quarter was 13.9% and we continue to expect a 10% Adjusted EBITDA margin for the full year, excluding non-routine items and reduction in force costs. 2,000000 2,214286 2,428571 2,642857 2,857143 3,071429 3,285714 3,500000 Q3 2024 Q3 2023 Q3 2022 Q3 2019 $3.05 $3.06 $3.57 7.2% 8.0% 9.1% 9.8% $3.94 // Net Revenue per Ticket and Take Rate "A "returning creator" refers to a creator who has previously used Eventbrite to host events and has come back to use the platform again. " Page 5Eventbrite Q3 2024 Shareholder Letter

Our strong cash position and the cash flow we are generating have enabled us to execute on our capital allocation priorities. In August, we repurchased $120 million of our 2025 Convertible Notes, further strengthening our financial position. Our focus now returns to the execution of our share repurchase authorization. As we shared in August, we expect to repurchase up to $50 million of our $100 million authorization by the end of this fiscal year, inclusive of the approximately $39 million repurchased through the end of the third quarter. We expect our continued progress to lay the foundation for future growth and strong cash generation as we work to scale and leverage our efficient expense structure.

Driving the Flywheel in the Year Ahead

Eventbrite's flywheel is designed to drive sustainable growth and self-reinforcing advantages for our two-sided marketplace as we bring creators and consumers together. In the year ahead, we are focused on winning creators who host popular events in major cities, as they provide a repeating supply of high-quality events and experiences that bring a consistent stream of consumers into our marketplace. Event-going consumers and those searching for live experiences are highly valued by our creators and we can accelerate the flywheel by increasing Eventbrite's reach, relevance, and connections to consumers.


Consumers
Creators
WIN CREATORS
MARKET EVENTS
INCREASE TICKET SALES
BUILD LOYALTY
ATTRACT CUSTOMERS



Manhattan Vintage

For lovers of vintage fashion, Manhattan Vintage is the ultimate treasure trove for any clothes enthusiast looking to add something truly unique to their wardrobe, whilst doing their bit for sustainability in the process.

Living by the belief that "vintage is the future of fashion, and our community is the future of vintage", NYC's iconic show boasts the most expansive collection of vintage clothing, jewelry, and accessories in the world, curated by over 90 dealers. It really is a true Aladdin's cave for any discerning fashionista, and where personal style and history converge.

Manhattan Vintage events continue to go from strength to strength, with the number of paid tickets doubling year-on-year. And the appetite for one-of-a-kind wardrobe additions shows no sign of letting up. 2024 has been a bumper year for the team, having hosted four vintage shows - one more than last year - and that trend looks set to continue in 2025, with tickets for the next show in January already being snapped up.

Eventbrite Q3 2024 Shareholder Letter

Page 6

To drive creator acquisition… We will continue to invest in the creator experience, attract creators of all sizes, and pursue our win-back programs. With the return to a model that enables creators to publish their events for free, we have seen marked improvement in publishing activity for free events, which are an important source of Eventbrite’s consumer reach and conversion of paid buyers. On the paid event side, year- to-year comparisons in new creators, their events and ticket volumes have improved steadily since we adjusted pricing in September. Over the coming year, we will continue to highlight the benefits of our free and paid offerings with campaigns and performance marketing to drive the flywheel of our two-sided marketplace. Our win-back program continues to deliver results: since early September, former Eventbrite customers we have won back have sold more than 750,000 paid tickets on our platform. We are doing this by delivering a consistent drumbeat of targeted email campaigns, paid ads, and in-product messaging that highlights Eventbrite is free, supported by unique advantages such as powerful marketing tools, demand generation, and new benefits such as timed entry and TikTok. We will build upon the learnings from our efforts as we sharpen our strategy and tactics for the year ahead. To strengthen creator retention… We are enhancing our service and support and elevating our premium offerings designed to drive incremental ticket sales. With hundreds of thousands of creators coming to our marketplace each month, we believe service and support play an important role in creator satisfaction and retention. We are leveraging technology to help support teams provide answers more efficiently, and using those gains to expand access to live support. In the third quarter, we improved support response times by 80% and expanded phone support to provide 24-hour, 7-day per-week availability for high-value creators and creators on premium plans. We have redesigned the way we onboard high-value creators and expanded the coverage of our dedicated customer success teams to better serve these important accounts throughout the event lifecycle. We will also continue to provide creators with powerful marketing and advertising tools that utilize our expansive events marketplace to help them Salmonfest Fish, fun, and music might not be three words you often hear together, but that’s all part of the unique charm of Salmonfest. The annual Alaskan music festival sells out every year, with profits going towards salmon-related conservation causes. An ethereal and magical weekend about community and purpose, Salmonfest takes place amongst the spectacular nature of Ninilchik, a small Alaskan fishing village, whose name means ‘peaceful settlement by the river’. Big acts (past line-ups include Brandi Carlile, Jason Mraz, and Indigo Girls) and picturesque surroundings attract attendees from far and wide. Salmonfest 2024 welcomed attendees from 47 states and 17 countries! The event is also an opportunity for Alaskans to come together to connect with each other and give back. Salmonfest has been on Eventbrite for almost a decade, with the platform driving almost 47% of ticket sales to the annual event. Salmonfest 2025 will mark the 15th anniversary of the festival, with early bird tickets already on sale. Page 7Eventbrite Q3 2024 Shareholder Letter build anticipation before events, drive ticket sales, and re-engage audiences for future events. Today, one in ten of our free and paid creators subscribes to the enhanced email marketing capabilities of our Pro product, and approximately 10,000 creators per month are using Eventbrite Ads to market their events. We see a significant opportunity to expand adoption of our event marketing programs via product improvements and targeted product marketing. We believe that by having creators experience the tangible benefits of our volume-driving marketing and ad offerings, they will achieve greater success on the platform and, in turn, become more successful and loyal Eventbrite customers. To drive consumer acquisition… We continue to increase our strategic inventory by investing in our Sales channel. Sales pipeline generation and efficiency improved significantly across all geographies, leading to more than $4.5 million in new bookings in the third quarter and strong momentum going into the holiday season. The events we have won span key categories our consumers are searching for, including music, food and drink, and comedy shows. Our new Sales leadership has brought new strategic inventory, holiday events, and timed-entry experiences into our marketplace, and in the coming year, we plan to invest in the team to drive acquisition of larger events and creators. We will also continue to connect consumers with creators on our platform at scale with compelling social media experiences. Thanks in part to our social partnerships, the number of consumers coming to Eventbrite to search for local events grew by nearly 20% in the third quarter compared to last year and we see an opportunity to expand these consumer-creator connections as partnerships like our TikTok integration mature and as we explore additional channels to drive engagement. To drive consumer conversion… We are investing in a more engaging Consumer App experience, greater personalization and discoverability. We seek to build consumer loyalty that generates repeat purchases, both free and paid, and make Eventbrite the desired spot to search for and find one-of-a-kind events. We see the greatest consumer engagement and purchase frequency within the mobile app, where logged-in usage is higher, localization and personalization can be stronger, Page 8Eventbrite Q3 2024 Shareholder Letter and consumer purchase frequency is twice as great as on our web surfaces. Our revamped app is designed to improve the discoverability of events on our platform and strengthen the recommendations we provide our users. We are in live user testing today and are excited about our plans to bring the improved mobile app to the market in the coming year, with the twin goals of increasing consumer engagement and more effectively showcasing creators’ events. Strengthening Our Leadership As we look forward to the year ahead, we are putting in place the leadership to drive our marketplace transformation and propel Eventbrite to its next growth phase. Effective November 19, Anand Gandhi will join Eventbrite as our Chief Financial Officer. Anand comes to Eventbrite from Viator, the world's leading marketplace for travel experiences, where he was the CFO. During his tenure, he helped transform the financial performance of the business, driving to profitability while more than doubling revenue. Anand brings a valuable perspective to our Executive Leadership Team, with financial, operational, and strategic leadership experience across the consumer entertainment landscape, including at Disney, Fox, Viacom, and Time, as well as experience scaling a hyper-growth online marketplace as CFO of Skillshare. Anand’s appointment will sharpen our operational focus by allowing Lanny Baker to devote his attention to his new role as our Chief Operating Officer. Lanny has been a valuable partner to Eventbrite’s executive leadership team since he joined as CFO in 2019, and is already strengthening our ways of working, while ensuring we achieve operational progress as we execute our marketplace transformation. This transition will enable him to focus on revenue generation, business operations and leading our Sales and Customer Experience teams, which will be vital to our near- and long-term success. Page 9Eventbrite Q3 2024 Shareholder Letter

In Summary We are encouraged by the early momentum we are achieving as we begin to drive the strategic initiatives designed to deliver stronger results and position us to capture the large opportunity ahead. While the introduction of organizer fees slowed the progress of our marketplace transition, we have strong conviction in our long-term strategy, and the reintroduction of the expanded free tier has begun to attract more events and creators to Eventbrite to drive it forward. To continue the momentum of this important first step, we have outlined a series of strategic initiatives to build on the increased activity on the platform. As we look to the year ahead, we aim to execute with rigor and discipline to deliver value for our creators, consumers and shareholders, and appreciate your support through this year of transition. Sincerely, Julia Hartz CEO Lanny Baker COO & CFO Page 10Eventbrite Q3 2024 Shareholder Letter

Financial Discussion

Third Quarter 2024 Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables, including the reconciliation of non-GAAP financial measures, can be found at the end of this letter.

Net Revenue

Net revenue of $77.8 million in the third quarter of 2024 was down 5% compared to a year ago, primarily driven by paid ticket volume softness. Net revenue per paid ticket was $3.94 for the third quarter of 2024 compared to $3.57 a year ago, and a revenue take rate of 9.8% was 60 basis points higher. Net revenue per paid ticket included a $0.47 contribution from Organizer Fees and Eventbrite Ads revenue, which combined for $9.2 million or 12% of total revenue in the quarter.



$82M
$88M
$86M
$85M
$78M
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Paid Ticket Volume

Paid ticket volume of 19.7 million in the third quarter of 2024 was down 14% compared to a year ago. Paid creators were 163,000, down 12% compared to 185,000 in the third quarter a year ago. Paid ticket volume for events outside of the U.S. represented 41% of total paid tickets in the third quarter, flat to a year ago.



23M
24M
21M
21M
20M
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Eventbrite Q3 2024 Shareholder Letter

Page 11

Gross Profit

Gross profit was $53.3 million in the third quarter of 2024, down 4% year-over-year for a gross margin of 68.5% compared to 68.3% a year ago. The slight improvement in gross margin reflects the increased contribution of marketplace revenue year-over-year, and steps taken to reduce the cost of revenue. In the third quarter of 2023, cost of revenue included $0.2 million in restructuring costs.


$56M
$61M
$61M
$60M
$53M
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Operating Expenses

Operating expenses were $62.2 million in the third quarter of 2024, compared to $67.2 million in the third quarter of 2023. Operating expenses, in the third quarter of 2024, included $5.4 million in headcount reduction costs, partially offset by $3.7 million in adjustments made to our full-year incentive compensation expense related to our adjusted expectations for the year. The third quarter of 2023 included $0.5 million in restructuring costs partially offset by a $0.4 million benefit from other costs.


GAAP Total Operating Expense
$67M
$23M
$21M
$23M
$62M
$23M
$24M
$16M
Q3 2023
Q3 2024
Product Development
Sales, Marketing & Support
General & Administrative
As reported

Product development expenses were $22.6 million for the third quarter, compared to $23.0 million a year ago. In the third quarter of 2024, product development expenses included $3.4 million related to the reduction in force costs, partially offset by $1.8 million in adjustments to our full-year incentive compensation expense. In the third quarter of 2023, we saw $0.1 million in restructuring costs.

Sales, marketing, and support expenses were $23.7 million for the third quarter, compared to $21.1 million a year ago. Sales, marketing, and support expenses in the third quarter of 2024 saw a decrease in marketing expenses, offset by an increase in chargebacks and fraud remediation expenses, which totaled $6.8 million compared to $1.4 million a year ago in the same period. The third quarter of 2024 included a $0.8 million benefit as a result

Eventbrite Q3 2024 Shareholder Letter

Page 12

OpEx Investment Profile Q3 2024 26% General & Administrative 36% 38% Product Development Sales & Marketing As reported As reported $1M ($1M) Q3 2024Q2 2024Q1 2024Q4 2023Q3 2023 ($10M) ($4M) ($4M) of an adjustment to our full-year incentive compensation expense, partially offset by $0.5 million in reduction in force costs compared to $0.1 million of restructuring costs in the third quarter of 2023. General and administrative expenses were $15.9 million in the third quarter, compared to $23.1 million in the third quarter of 2023 due to decreased headcount as a result of the workforce reduction. General and administrative expenses in the third quarter of 2024 included $1.5 million in reduction in force costs, partially offset by $1.1 million in adjustments to our full-year incentive compensation expense. The third quarter in 2023 included $0.3 million in restructuring costs which were offset by a $0.4 million benefit in other costs. Net Loss Net loss was ($3.8) million for the third quarter of 2024, compared with a net loss of ($9.9) million in the same period in 2023. Net loss in the third quarter of 2024 included $5.4 million in reduction in force costs and $0.3 million loss on debt extinguishment. The net loss in the third quarter of 2023 included a net impact of $0.4 million from primarily restructuring costs partially offset by other items. Page 13Eventbrite Q3 2024 Shareholder Letter

Adjusted EBITDA

Adjusted EBITDA of $5.3 million reported in the third quarter of 2024 included a $5.4 million impact of reduction in force costs. Adjusted EBITDA in the third quarter of 2023 was $6.4 million and included $0.8 million in restructuring costs partially offset by a $0.4 million benefit in other costs.



$6M
$9M
$10M
$13M
$5M
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Adj. EBITDA impact from non-routine items in Q3 2024	Recorded Amount ($M)
Impact to Net revenue	-
Impact to Cost of net revenue	(0.0)
Impact to Operating expense	(5.4)
Total Adjusted EBITDA impact	**($5.4)**

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $531.0 million at the end of the third quarter of 2024, down from $575.5 million as of June 30, 2024. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by creator payables. On that basis, the company's available liquidity as of September 30, 2024 was $236.9 million compared to $353.2 million as of June 30, 2024 due to decreased cash and cash equivalents, maturity of short-term investments, and increased accounts payable. Long-term debt as of September 30, 2024 was $240.4 million compared to $358.7 million as of June 30, 2024 due to the repurchase of $120.5 million of our 2025 convertible notes in August.

Available Liquidity in Q3 2024	Recorded Amount ($M)
Cash and cash equivalents	$531.0
Funds receivable	30.2
Short term investments	24.7
Creator advances, net	6.1
Accounts payable, creators	(355.1)
Available liquidity	**$236.9**

Eventbrite Q3 2024 Shareholder Letter

Page 14

Business Outlook Based on current information, we anticipate fourth-quarter revenue will be within a range of $74 to $77 million, and full-year 2024 revenue will be within a range of $322 million to $326 million. At the midpoint of our revenue outlook range, we continue to expect Adjusted EBITDA margin, excluding the impact of non-routine items and severance costs, to be approximately 10% for the year. *We have not provided an outlook for GAAP net income (loss) or GAAP net income (loss) margin or reconciliations of expected Adjusted EBITDA to GAAP net income (loss) or expected Adjusted EBITDA margin to GAAP net income (loss) margin, because GAAP net income (loss) and GAAP net income (loss) margin on a forward-looking basis are not available without unreasonable efforts due to the potential variability and complexity of the items that are excluded from Adjusted EBITDA and Adjusted EBITDA margin, such as share-based compensation expense, foreign exchange rate gains and losses, and other non-recurring expenses. Page 15Eventbrite Q3 2024 Shareholder Letter

About Eventbrite Eventbrite is a global events marketplace that serves event creators and event-goers in nearly 180 countries. Since its inception, Eventbrite has been at the center of the experience economy, transforming how people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 300 million tickets distributed for over 5 million events in 2023, Eventbrite is where people worldwide discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include coveted spots on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com. Page 16Eventbrite Q3 2024 Shareholder Letter

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the Company’s marketplace strategy and impact on results; the Company’s expectations regarding the development of its marketplace and products; the Company’s long-term growth strategy, growth areas, pursuit of profitability, cash flows, operating expenses, and investment initiatives and focus areas; the Company’s expectations with respect to its operating model, financial results and trends; the Company’s plans with respect to its share repurchase program; and the Company’s expectations described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. Disclaimer Regarding Ticketing and Creator Metrics This letter includes certain measures related to our ticketing business, such as free and paid tickets, paid creators, paid buyers, monthly active users (MAUs), and Eventbrite Ads. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Some amounts in this shareholder letter may not sum due to rounding. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, interest income, employer taxes related to employee transactions, other (income) expense net, which consists of foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Page 17Eventbrite Q3 2024 Shareholder Letter

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this release. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-routine items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss), net income (loss) margin and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by creator payables. See page 14 for reconciliation table. Page 18Eventbrite Q3 2024 Shareholder Letter

Condensed Consolidated Statements of Operations

($ in thousands, except per share data)(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Net revenue	$ 77,801	$ 81,544	$ 248,604	$ 238,370
Cost of net revenue[1]	24,543	25,867	74,186	76,865
Gross profit	53,258	55,677	174,418	161,505
Operating expenses [1]:				
Product development	22,586	23,041	75,327	73,091
Sales, marketing and support	23,694	21,063	69,084	53,802
General and administrative	15,930	23,137	52,983	66,681
Total operating expenses	62,210	67,241	197,394	193,574
Loss from operations	(8,952)	(11,564)	(22,976)	(32,069)
Interest income	6,056	7,569	20,845	19,948
Interest expense	(2,084)	(2,821)	(7,690)	(8,359)
Other income (expense), net	1,420	(2,357)	3,892	(3,230)
Loss before income taxes	(3,560)	(9,173)	(5,929)	(23,710)
Income tax provision	208	762	1,266	1,832
Net loss	$ (3,768)	$ (9,935)	$ (7,195)	$ (25,542)
Net loss per share, basic and diluted	$ (0.04)	$ (0.10)	$ (0.08)	$ (0.26)
Weighted-average number of shares	96,498	100,540	95,571	100,030

(1) Includes stock-based compensation as follows:

Cost of net revenue	$ 151	$ 213	$ 430	$ 637
Product development	4,732	5,635	17,766	15,143
Sales, marketing and support	1,484	2,018	5,768	7,037
General and administrative	3,879	6,602	15,520	18,344
Total	$ 10,246	$ 14,468	$ 39,484	$ 41,161

Eventbrite Q3 2024 Shareholder Letter

Page 19

Condensed Consolidated Balance Sheets

($ in thousands)(unaudited)	September 30, 2024	December 31, 2023
Assets		
Current assets		
Cash and cash equivalents	$ 530,957	$ 489,200
Funds receivable	30,190	48,773
Short-term investments, at amortized cost	24,665	153,746
Accounts receivable, net	3,224	2,814
Creator signing fees, net	4,399	634
Creator advances, net	6,157	2,804
Prepaid expenses and other current assets	11,692	13,880
Total current assets	611,284	711,851
Creator signing fees, net, noncurrent	3,924	1,303
Property and equipment, net	13,549	9,384
Operating lease right-of-use assets	950	177
Goodwill	174,388	174,388
Acquired intangible assets, net	7,017	13,314
Other assets	6,261	2,913
Total assets	$ 817,373	$ 913,330
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 355,074	$ 303,436
Accounts payable, trade	1,127	1,821
Chargebacks and refunds reserve	9,057	8,088
Accrued compensation and benefits	5,506	17,522
Accrued taxes	5,243	8,796
Operating lease liabilities	2,010	1,523
Other accrued liabilities	13,542	16,425
Total current liabilities	391,559	357,611
Accrued taxes, noncurrent	4,546	4,526
Operating lease liabilities, noncurrent	956	1,768
Long-term debt	240,395	357,668
Other liabilities	79	—
Total liabilities	637,535	721,573
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	1,041,894	1,007,190
Treasury stock, at cost	(39,428)	—
Accumulated deficit	(822,629)	(815,434)
Total stockholders' equity	$ 179,838	$ 191,757
Total liabilities and stockholders' equity	817,373	913,330

Eventbrite Q3 2024 Shareholder Letter

Page 20

Consolidated Statements of Cash Flows

($ in thousands)(unaudited)

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Cash flows from operating activities		
Net loss	$ (7,195)	$ (25,542)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	11,189	9,934
Stock-based compensation expense	39,484	41,161
Amortization of debt discount and issuance costs	1,512	1,557
Loss on debt extinguishment	315	—
Unrealized gain on foreign currency exhange	741	(103)
Accretion on short-term investments	(3,112)	(5,477)
Non-cash operating lease expenses	463	5,088
Amortization of creator signing fees	777	742
Changes related to creator advances, creator signing fees, and allowance for credit losses	(2,434)	(1,671)
Provision for chargebacks and refunds	21,015	9,549
Gain on litigation settlement	(3,927)	—
Other	796	1,464
Changes in operating assets and liabilities:		
Accounts receivable	(1,731)	(1,181)
Funds receivable	18,480	10,917
Creator signing fees and creator advances	(6,327)	44
Prepaid expenses and other assets	2,767	2,900
Accounts payable, creators	53,423	64,711
Accounts payable	(675)	328
Chargebacks and refunds reserve	(20,461)	(12,681)
Accrued compensation and benefits	(12,016)	4,198
Accrued taxes	(4,315)	(7,846)
Operating lease liabilities	(1,561)	(2,563)
Other accrued liabilities	(1,580)	6,271
Net cash provided by operating activities	85,628	101,800
Cash flows from investing activities		
Purchase of short-term investments	(136,808)	(273,677)
Maturities of short-term investments	269,001	211,000
Purchases of property and equipment	(585)	(991)
Capitalized internal-use software development costs	(6,964)	(4,848)
Net cash provided by (used in) investing activities	124,644	(68,516)
Cash flows from financing activities		
Principal repayment of debt obligations	(120,450)	—
Repurchase of common stock	(39,296)	—
Proceeds from exercise of stock options	—	930
Taxes paid related to net share settlement of equity awards	(6,837)	(5,486)
Proceeds from issuance of common stock under ESPP	454	567
Principal payments on finance lease obligations	—	(1)
Net cash used in financing activities	(166,129)	(3,990)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,386)	(925)
Net increase in cash, cash equivalents and restricted cash	41,757	28,369

Cash, cash equivalents and restricted cash Beginning of period End of period Supplemental cash flow data Interest paid Income taxes paid, net of refunds Non-cash investing and financing activities Operating lease right-of-use assets obtained in exchange for operating lease liabilities Reduction of right-of-use assets due to modification or exit 489,200 530,957 5,346 1,229 1,112 — 540,174 568,543 5,336 517 — 3,917 Consolidated Statements of Cash Flows (cont.) ($ in thousands)(unaudited) Nine Months Ended September 30, 2024 2023 $ $ $ $ $ $ $ $ Page 22Eventbrite Q3 2024 Shareholder Letter

Key Operating Metrics and Non-GAAP Financial Measures

(In thousands, except per ticket data)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Net revenue	$ 77,801	$ 81,544	$ 248,604	$ 238,370
Paid ticket volume	19,736	22,855	62,195	69,342
Net revenue per paid ticket	$ 3.94	$ 3.57	$ 4.00	$ 3.44

Adjusted EBITDA Reconciliation

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Net loss	$ (3,768)	$ (9,935)	$ (7,195)	$ (25,542)
Add:				
Depreciation and amortization	3,946	3,226	11,189	9,934
Stock-based compensation	10,246	14,468	39,484	41,161
Interest income	(6,056)	(7,569)	(20,845)	(19,948)
Interest expense	2,084	2,821	7,690	8,359
Employer taxes related to employee equity transactions	97	273	889	832
Other (income) expense, net	(1,420)	2,357	(3,892)	3,230
Income tax provision	280	762	1,266	1,832
Adjusted EBITDA	**$ 5,337**	**$ 6,403**	**$ 28,586**	**$ 19,858**
Adjusted EBITDA Margin	**7 %**	**8%**	**12 %**	**8 %**

Eventbrite Q3 2024 Shareholder Letter

Page 23